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                                                                     EXHIBIT 3.2

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                           OF COMMVAULT SYSTEMS, INC.

      CommVault Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      A. The name of the corporation is CommVault Systems, Inc. The Corporation was originally incorporated under the name CV Systems, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 19, 1996.

      B. This Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the Stockholders of the Corporation.

      C. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Amended and Restated Certificate of Incorporation of this Corporation such that the text of the Amended and Restated Certificate of Incorporation shall now read in its entirety as follows:

                                   ARTICLE I

      The name of the Corporation is CommVault Systems, Inc.

                                   ARTICLE II

      The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

Authorized Capital. The Corporation is authorized to issue two classes of stock, designated "Preferred Stock" and "Common Stock." The total number of shares which the Corporation shall have authority to issue is 300,000,000, of which 250,000,000 shares shall be Common Stock, with a par value of $0.01 per share, and 50,000,000 shares shall be Preferred Stock, with a par value of $0.01 per share.

Preferred Stock. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board

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of Directors is further authorized to, by filing a certificate pursuant to the
General Corporation Law of the State of Delaware, determine or alter the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

Common Stock. Except as otherwise provided in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of shares of Preferred Stock, or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (a) the right to receive dividends, when and as declared by the Board of Directors out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to the holders of shares of Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation.

Ownership. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                   ARTICLE V

      Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE VI

      (a) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

      (b) The Board of Directors shall be divided into three classes, as nearly equal in size as possible, designated as Class I, Class II and Class III, respectively. Directors shall initially be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of


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three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

      (c) Notwithstanding the foregoing provisions of this Article VI, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

      (d) Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors and not by the stockholders. Newly created directorships resulting from any increase in the number of directors shall be filled by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors and not by the stockholders. Any director elected in accordance with this Article VI (d) shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

      (e) Any director, or the entire Board of Directors, may be removed from office at any time only for cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class. As used herein, the term "Voting Stock" means the voting power of the then outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors.

                                  ARTICLE VII

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and except as provided in the next sentence of this Article VII and Article IX, all rights conferred upon the stockholders, directors or any other persons herein are granted subject to this right. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article VI, this Article VII,
Article VIII, Article XI, Article XII and Article XIII.


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                                  ARTICLE VIII

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE IX

      (a) To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, no director of the Corporation or any subsidiary of the Corporation shall be personally liable to the Corporation or its stockholders and shall otherwise be indemnified by the Corporation for monetary damages for breach of fiduciary duty as a director of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation.

      (b) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person's testator or intestate is or was a director or officer of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary of the Corporation.

      (c) Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                   ARTICLE X

      Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws of the Corporation.

                                   ARTICLE XI

      Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation. Except as otherwise required by law, special meetings of the stockholders may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the Chairman of the Board, if one is elected, or
(iii) the Chief Executive Officer. Only those matters set forth in the notice of the special meeting may be considered or acted upon at such special meeting, unless otherwise provided by law.


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                                  ARTICLE XII

      Stockholders shall not be entitled to cumulative voting rights for the election of directors.

                                  ARTICLE XIII

      The Board of Directors of the Corporation, when evaluating any offer of another person to (A) make a tender or exchange offer for any equity security of the Corporation, (B) merge or consolidate the Corporation with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, those factors that Directors of any subsidiary of the Corporation may consider in evaluating any action that may result in a change or potential change in the control of the subsidiary, the social and economic effect of acceptance of such offer on the Corporation's present and future customers, creditors, suppliers and employees and on the communities in which the Corporation operates or is located and the ability of the Corporation to fulfill its corporate objective under applicable laws and regulations and a comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation's capital stock.


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      IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by N. Robert Hammer, its Chairman and Chief Executive Officer, and attested by Warren H. Mondschein, its Secretary, the ____ day of __________, 2006.

                                     COMMVAULT SYSTEMS, INC.



                                     By:
                                         ---------------------------------------
                                         Name:  N. Robert Hammer
                                         Chairman and Chief Executive Officer


ATTEST:

By:
    -----------------------------
    Name:  Warren H. Mondschein
    Secretary


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